                       Exhibit 10(v)
                       _____________


EMPLOYMENT AND KEY EXECUTIVE EMPLOYMENT PROTECTION AGREEMENT
____________________________________________________________


          THIS AGREEMENT between USLIFE Corporation, a New
York corporation (the "Company"), and Michael LeFante (the
"Executive"), dated as of this 1st day of May, 1996.


                   W I T N E S S E T H :
                   _ _ _ _ _ _ _ _ _ _

          WHEREAS, the Company has employed the Executive in a key executive officer position and has determined that the Executive holds a position of significant importance with the Company;

     WHEREAS, the Company deems it desirable and in its best interests to make provision for the availability to the Company, its subsidiaries, and their respective successors and assigns in the future of the Executive's services on the terms set forth herein;

     WHEREAS, the Company further believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

     WHEREAS, the Company also desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive with certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

           NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

          1. Agreement to Employ. Except as otherwise expressly provided herein, the Company agrees to employ the Executive and the Executive agrees to perform services as an employee of the Company or one of its subsidiaries for an initial period commencing on the date hereof (the "Commencement Date") and ending on the day immediately preceding the third anniversary of the Commencement Date. Upon each anniversary of the Commencement Date, the term of this Agreement will be extended for one (1) additional year without any action by the Company or the Executive, unless either the Company or the Executive delivers written notice (the "Notice") to the other party, during the 90 day period immediately prior to any such anniversary date, stating that it or he does not want the term of this Agreement further extended; provided that, except as provided in the next following sentence, if a Change of Control (as defined below) occurs during the term of this Agreement, this Agreement shall in all events continue in effect until the third anniversary of the date upon which such Change of Control occurs (the "Change of Control Date"). Notwithstanding the foregoing, if, prior to the occurrence of a Potential Change of Control (as defined below) or a Change of Control, the Executive is demoted to a lower position than the position of Senior Vice President, the additional protection afforded by this Agreement in respect of a Change of Control shall be without force and effect.

          2. Duties and Responsibilities. Executive shall be initially employed as an Executive Vice President, and shall serve in such other executive capacity or capacities with the Company or its subsidiaries as its Board of Directors from time to time may determine at any time prior to the Change of Control Date. During the term of this Agreement the Executive will devote all of his business time and attention to the business and affairs of the Company and its subsidiaries; provided that the Executive will not be deemed to have violated his commitment hereunder by reason of periods of vacation, sick leave and other leave to which he is entitled.

          Without limiting the generality of the foregoing, following a Change of Control, the Executive's position (including his titles, authority and responsibilities) shall be at least commensurate with those held, exercised and assigned immediately prior to the Change of Control Date. Following a Change of Control, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Change of Control Date.

          3. Annual Compensation. (a) Base Salary. The Company will pay Executive for his services hereunder at the rate of $170,000 per annum, in equal monthly installments, plus any lump sum bonus payments, plus such periodic salary increases and such additional compensation (if any) as may from time to time be voted by the Company's Board of Directors and/or the Executive Compensation Committee or its successor, in the sole and absolute discretion of said Board and/or Committee. Nothing in this Agreement shall be construed as precluding merit increases in salary or barring the Executive from such fringe benefits as the Company may grant. During the term hereof, the Executive shall be eligible to participate in each employee benefit plan or program sponsored or maintained by the Company and in other Company perquisites to the extent that he is eligible to participate therein in accordance with the terms and conditions generally applicable thereto. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary".

          Without limiting the generality of the foregoing, following a Change of Control Date, the Executive shall receive a Base Salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to such Change of Control Date. Neither the Base Salary nor any increase in Base Salary after the Change of Control Date shall serve to limit or reduce any other obligation of the Company hereunder.

          (b) Annual Bonus. Following a Change of Control, for each fiscal year of the Company ending during the term of this Agreement, the Executive shall receive a bonus at least equal to the greater of (i) the highest bonus amount payable to the Executive in respect of either of the last two fiscal years of the Company ending immediately prior to the Change of Control Date or (ii) the amount that would have been payable to the Executive as a target bonus for the year in which the Change of Control occurs plus, long-term incentive compensation opportunities on terms and conditions no less favorable to the Executive than those applicable to the Executive prior to the Change of Control Date. Any amount payable hereunder as an annual bonus shall be paid as soon as practicable following the year for which the amount is payable, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

          4.   Definitions.   (a)  Change of Control.  For
the purposes of this Agreement, a "Change of Control" shall mean (i) a merger or consolidation to which the Company is a party and for which the approval of any shareholders of the Company is required; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities or (iii) a sale or transfer of substantially all of the assets of the Company.

          (b)  Potential Change of Control.  For the
purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) commences a tender offer for securities, which if consummated, would result in such person owning 20% or more of the combined voting power of the Company's then outstanding securities;
(ii) the Company enters into an agreement the consummation of which would constitute a Change of Control; (iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.

          5.   Termination.  (a)  Death, Disability or
Retirement. This Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's retirement plans as in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive's inability to perform the duties of his position, as determined in accordance with the policies and procedures applicable with respect to the Company's long-term disability plan, as in effect from time to time, except that, following a Change of Control, disability shall be determined based on the policies and procedures in effect immediately prior to the Change of Control Date.

          (b)  Voluntary Termination.  Notwithstanding
anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate his employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 5(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 5(b).

          (c)  Cause.  The Company may terminate the
Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act or acts of extreme dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation; or (iii) repeated material violations by the Executive of his obligations under Section 2 of this Agreement, provided that, following a Change of Control Date, Cause shall not exist due to such violations of his obligations unless such violations are demonstrably willful and deliberate on the Executive's part and result in material damage to the Company's business or reputation and such violations must have occurred following a Change of Control Date.

          (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control:

          (i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as contemplated by Section 2 of this Agreement, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

          (ii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (iii) the Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his services specified under the provisions of Section 2 immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities;

          (iv) the failure by the Company to permit the Executive to participate in all long-term incentive compensation programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Change of Control Date (or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter);

          (v) the failure by the Company to permit the Executive (and, to the extent applicable, his dependents) to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Change of Control Date (or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter); or

          (vi) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 11(b).

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

          (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(f). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

          6.   Obligations of the Company upon Termination.
(a) Death or Disability. If the Executive's employment is terminated during the term hereof by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or his beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee compensation and benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

          Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 business days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

          (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive in accordance with Section 5(b) other than during the 90 day period described in Section 6(d)(i) below, the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

          (c)  Termination by the Company Without Cause
Prior to a Change of Control. Except as otherwise expressly provided in Section 6(d), in the event that the Company terminates the Executive's employment during the term of this Agreement without Cause prior to the occurrence of a Change of Control, the Company's only obligation to the Executive shall be to pay the Executive an amount equal to his Base Salary (at the same time as the Executive would have received his Base Salary had he continued to be employed) for the period ending on the first to occur of
(i) the date on which the Executive obtains other employment, (ii) the date on which the term of this Agreement would have expired (but for such termination) pursuant to Section 1 hereof, assuming that no further renewals of such term occur after the Executive's Date of Termination, and (iii) the date on which the Executive breaches any of the provisions of Section 9.

          (d)  Certain Terminations In Connection With a
Change of Control.

          (i) Lump Sum Payments. If, following a Change of Control, (x) the Company terminates the Executive's employment other than for Cause, (y) the Executive terminates his employment at any time for Good Reason or (z) the Executive voluntarily terminates his employment without Good Reason during the 90 day period beginning on the first anniversary of the Change of Control Date, then the Company shall pay to the Executive the following amounts:

                    (A)  the Executive's Earned Salary;

                    (B)  a cash amount (the "Severance
                    Amount") equal to three times the sum of
                    (1)  the Executive's annual Base Salary;
                    and (2)  the greater of (x) the highest
                    bonus amount payable to the Executive in respect of either of the last two fiscal years of the Company ending immediately prior to the Change of Control Date or
                    (y) the amount that would have been
                    payable to the Executive as a target
                    bonus for the year in which the Change
                    of Control occurs; and

                    (C)  the Accrued Obligations.

     Notwithstanding the limitations contained in the preceding sentence, if (i) the Executive's employment is terminated by the Company without Cause after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company without Cause immediately after the Change of Control Date.

               The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 business days (or at such earlier date required by law), following the later of the Change of Control Date or the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

          (ii) Continuation of Benefits. If, the Executive is entitled to receive the Severance Amount, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the second anniversary of the Date of Termination (the "End Date") or (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's Executive and executive welfare and fringe benefit plans (the "Benefit Plans") and to receive such perquisites as were generally provided to the Executive in accordance with the Company's policies and practices immediately prior to the Change of Control Date. To the extent any such benefits or perquisites cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The

     Executive's participation in the Benefit Plans and eligibility for perquisites will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date.

          (e)  Discharge of the Company's Obligations.
Except as expressly provided in the last sentence of this
Section 6(e), the amounts payable to the Executive pursuant to this Section 6 (whether or not reduced pursuant to Section 6(f)) following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries. Nothing in this
Section 6(e) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or Executive of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

          (f)  Certain Further Payments by the Company.

          (i) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 6(f)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 6(f), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

          (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                    (A)  such Covered Payments will be
               treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Change of Control Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the
               Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                    (B)  the value of any non-cash benefits
               or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (iii) For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

                    (A)  Federal income taxes at the highest
               applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

                    (B)  any applicable state and local
               income taxes at the highest applicable
               marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

          (iv)  In the event that the Excise Tax is
     subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue
     Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement
     Payment), the Company shall make an additional Tax
     Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (v) The Tax Reimbursement Payment (or portion thereof) provided for in Section 6(f)(i) above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the
     Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          7.   Non-exclusivity of Rights.  Except as
expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program or perquisite provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

          8.   Full Settlement.  Following a Change of
Control, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the

Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise.

          9. Noncompetition. The Executive agrees that in the event his employment is terminated, whether by him or by the Company, prior to the Change of Control Date he will not for a period of one (1) year after the Date of Termination (i) acting alone or in conjunction with others, directly or indirectly engage (either as owner, partner, stockholder, employer or employee) in any business in which he has been directly engaged during the last two (2) years prior to such termination and which is directly in competition with a business conducted by the Company or any of its subsidiaries; (ii) acting alone or in conjunction with others, directly or indirectly induce any customers of the Company or any of its subsidiaries with whom the Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company, to curtail or cancel their business with such companies or any of them; (iii) acting alone or in conjunction with others, directly or indirectly disclose to any person, firm or corporation the names of any customers of the Company or any of its subsidiaries; (iv) acting alone or in conjunction with others, solicit or canvass business from any person who was a customer of the Company or any of its subsidiaries at or prior to termination of the Executive's employment; or (v) acting alone or in conjunction with others, directly or indirectly induce, or attempt to influence, any executive of the Company or any of its subsidiaries to terminate their employment. The provisions of clauses (i), (ii), (iii), (iv), and (v) above are separate and distinct commitments independent of each of the other clauses. It is agreed that the ownership of not more than 2% of the equity securities of any company having securities listed on a registered exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i).

          10. Legal Fees and Expenses.  If following a
Change of Control, the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

          11. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The
Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

          12.  Miscellaneous. (a)  Applicable Law.  This
Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

          (b)  Arbitration. Following the occurrence of a
Change of Control, any dispute or controversy arising under
or in connection with this Agreement shall be resolved by
binding arbitration.  The arbitration shall be held in New
York, New York and except to the extent inconsistent with
this Agreement, shall be conducted in accordance with the
Expedited Employment Arbitration Rules of the American
Arbitration Association then in effect at the time of the
arbitration, and otherwise in accordance with principles
which would be applied by a court of law or equity.   The
arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

          (c)  Expenses.  During the term hereof, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with its usual policies and procedures as in effect from time to time. Notwithstanding the foregoing, after the Change of Control Date, such policies and procedures shall be no less favorable to the Executive than those in effect immediately prior to the Change of Control
Date.

          (d) Indemnification. During and after the term hereof, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or Executive of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder following a Change of Control be less than that afforded under the Governing Documents as in effect immediately prior to the Change of Control Date.

          (e) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes in its entirety the Key Executive Employment Protection Agreement, dated November 14, 1995, between the Executive and the Company. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. This

Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. In the event any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

          (f)  Notices.  All notices and other
communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:     at the home address of the
                              Executive noted on the records
                              of the Company

     If to the Company:       USLIFE Corporation
                              125 Maiden Lane
                              New York, New York 10038

                              Attn.: Executive Vice
                                     President - General
                                     Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.
Notice and communications shall be effective when actually received by the addressee.

          IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                              USLIFE CORPORATION


                              /s/ Gordon E. Crosby, Jr.
                              _________________________
                              By:  Gordon E. Crosby, Jr.
                              Title: Chairman of the Board



                              EXECUTIVE:


                              /s/ Michael LeFante
                              ___________________
                              Michael LeFante